Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

	Six Months		Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended		Ended
	June 30, 2012		December 31, 2011		December 31, 2010		December 31, 2009		December 31, 2008		December 31, 2007

Income From Continuing
Operations	7,493,106		$15,100,003		$7,215,714		$12,514,503		$10,993,029		$11,727,923
Add:
Interest on indebtedness	2,017,271		3,678,884		3,215,554		3,042,652		3,633,134		3,274,640
Amortization of financing costs	264,427		277,934		245,444		267,210		151,929		161,847

Earnings	$9,774,804		$19,056,821		$10,676,712		$15,824,365		$14,778,092		$15,164,410

Fixed charges and preferred stock dividends:
Interest on indebtedness and capitalized interest	$2,047,384		$3,678,884		$3,534,789		$3,263,434		$4,190,779		$3,830,640
Amortization of financing costs	264,427		277,934		245,444		267,210		151,929		161,847

Fixed charges	2,311,811		3,956,818		3,780,233		3,530,644		4,342,708		3,992,487

Add:
Preferred stock dividends	-		-		-		-		-		-

Combined fixed charges and preferred stock dividends	$2,311,811		$3,956,818		$3,780,233		$3,530,644		$4,342,708		$3,992,487

Ratio of earnings to fixed charges	4.23	x	4.82	x	2.82	x	4.48	x	3.40	x	3.80	x